FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         First Amendment (the "Amendment"), dated as of June 5, 1998, by and between American Tower Systems Corporation, a Delaware corporation ("ATS"), and American Tower Corporation, a Delaware corporation ("ATC"), to the Agreement and Plan of Merger, dated as of December 12, 1997, by and between ATS and ATC (the "Original Agreement").

                              W I T N E S S E T H:

         WHEREAS, ATC and ATS have determined that the Original Agreement providing for the merger (the "Merger") of ATC into ATS on the terms and conditions set forth in the Original Agreement should be amended in certain respects as provided in this Amendment;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:


                                    ARTICLE 1

                                  DEFINED TERMS

         As used herein, unless the context otherwise requires, the terms defined in the Original Agreement (including Appendix A thereto) shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Amendment shall have such meanings when used in each Collateral Document executed pursuant hereto or otherwise delivered pursuant hereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof.


                                    ARTICLE 2

                      AMENDMENTS OF THE ORIGINAL AGREEMENT

         2.1 Amendment of Section 2.2. Section 2.2 is amended to read in its entirety as follows:

                  Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, at 10:00 a.m., on the second business day after the date the Tower Separation occurs, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."





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         2.2  Amendment  of Section  2.5.  Section 2.5 is amended to read in its entirety as follows:

                  Certificate of Incorporation. Subject to the consummation of the Merger, ATS shall file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit A and made a part hereof (the "ATS Restated Certificate") and which shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

         2.3 Amendment of Section 3.2. Section 3.2 is amended to add the following at the end thereof:

                  In the event any ATC stockholder has not delivered a certificate of non-foreign status of such stockholder that meets the requirement of Section 1445 of the Code and Section 1.1445-2(b) of the Treasury Regulations thereunder, the Surviving Corporation shall be entitled to withhold from delivery cash (in the case of any holder of ATC Preferred Stock) or certificates for the ATS Class A Common Stock (in the case of any holder of ATC Common Stock) to which such stockholder would otherwise be entitled to the extent required to enable the Surviving Corporation to comply with the applicable provisions of the Code.

         2.4 Amendment of Appendix A. Appendix A is amended as follows:

                  (a) To add the following definitions in their appropriate alphabetical order:

                  Acme Merger shall mean the merger of Acme Towers, Inc., a Florida corporation ("Acme"), with and into ATSI, substantially on the terms set forth in the draft Agreement and Plan of Merger, by and among ATS, ATSI, Acme and its stockholders, previously furnished to ATC (which ATS represents is the latest draft of such agreement), as the same has heretofore been amended or as it may from time to time be hereafter amended, modified, supplemented and restated in a manner that does not (i) result in the issuance of any additional Common Stock, Convertible Securities or Option Securities or (ii) increase materially the obligations and liabilities of ATS (as so amended, modified, supplemented and restated, the "Acme Merger Agreement").

                  ARS Senior Note Indentures means the indentures, as heretofore supplemented and amended, pursuant to which the 9% Senior Subordinated Notes due 2006 of ARS and the 9 3/4% Senior Subordinated Notes due 2005 of ARS are presently outstanding.

                  ATSLP shall mean American Tower Systems, L.P., a Delaware limited partnership which is indirectly wholly-owned by ATS and which conducts directly or through Subsidiaries substantially all of the ATS Business and owns directly or through Subsidiaries substantially all of the ATS Assets, other than the ATS Business conducted, and the ATS Assets owned, by ATSI.

                  Excluded ATS Common Stock shall mean the shares of ATS Common Stock issued pursuant to the consummation of the Acme Merger and the Intracoastal Merger.

                  Intracoastal Merger shall mean the merger of Intracoastal Broadcasting, Inc., a Delaware corporation ("Intracoastal"), with and into ATSI, on the terms set forth in the Agreement and Plan of Merger, dated as of April 14, 1998, by and among ATS, ATSI, Intracoastal and its stockholders, as the same may from time to time be hereafter amended, modified, supplemented and restated in a manner that does not
         (i) result in the issuance of any Common Stock, Convertible Securities or Option Securities in excess of 720,000 shares of ATS Class A common Stock (as presently constituted) or (ii) increase materially the obligations and liabilities of ATS (as so amended, modified, supplemented and restated, the "Intracoastal Merger Agreement").

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                  PIK  Preferred  Stock  shall  mean  (i) up to  $400.0  million liquidation preference of Series A Redeemable Pay-In-Kind Preferred Stock (the "Series A Preferred") referred to in the letter agreement, dated May 20, 1998, between Credit Suisse First Boston Corporation and ATS, and (ii) 11-year Senior Exchangeable Pay-In-Kind Preferred Stock issued in exchange for the Series A Preferred, (the "Exchangeable
         Preferred Stock"), and (iii) any Series A Preferred or Exchangeable Preferred Stock issued pursuant to the pay-in-kind provisions thereof.

                  Subsequent Permitted Acquisitions shall mean the Acme Merger and the Intracoastal Merger.

                  (b) To amend the following definitions to read in their respective entirety as follows:

                           ATSI shall  mean  American  Tower  Systems,  Inc.,  a
                  Delaware corporation which is wholly-owned by ATS and which conducts directly or through Subsidiaries or ATSLP substantially all of the ATS Business and owns directly or through Subsidiaries or ATSLP substantially all of the ATS Assets.

                           Fully-Diluted  Basis shall mean,  when applied to the
                  ATC Common Stock or the ATS Common Stock, the total number of shares of the issuer of such stock that are outstanding as of the date of determination plus, without duplication, the total number of all shares issuable in respect of securities convertible into or exchangeable for ATC Common Stock or ATS Common Stock (excluding the Excluded ATS Common Stock, but including ATC Common Stock or ATS Common Stock that may be issued upon conversion of Convertible Securities or the exercise of Option Securities). Without limiting the foregoing, the parties agree that, if the Tower Separation occurs before the CBS Merger, the term "Fully-Diluted Basis" would take into account any Convertible Securities or Option Securities that ATS or the Surviving Corporation may be required to issue upon consummation of the CBS Merger.

                           Option Securities shall mean all rights,  options and
                  warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, and all stock appreciation rights, in each case whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

                           Termination  Date  shall  mean  June 8,  1998 or such
                  other date as the parties may, from time to time, mutually agree.

         2.5 Amendment of Exhibits. Exhibits B-1 and B-2 of the Original Agreement are deleted in their entirety and Exhibit A attached hereto and made a part hereof is substituted as Exhibit B of the Original Agreement.

         2.6      Amendment of ATS Disclosure Schedule.

                  (a) Section 5.23(c) of the ATS Disclosure Schedule is amended to add to the description of consents that will be required (and that ATS represents have been obtained) in order to consummate the Tower Separation the consent of the holders of a majority in principal amount of (i) the 9% Senior Subordinated Notes due 2006 of ARS and (ii) the 9 3/4% Senior Subordinated Notes due 2005 of ARS issuable under the ARS Senior Note Indentures; and


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                  (b) Section 6.6(l) of the ATS  Disclosure  Schedule is amended to read in its entirety as set forth in Exhibit B attached hereto and made a part hereof.


                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF ATC

         ATC hereby represents and warrants to ATS as follows (it being understood and agreed by the parties that, except as the context otherwise requires, the representations and warranties of ATC set forth in this Article shall apply to each of its Subsidiaries with the same force and effect as though each of them were named in each Section hereof):

         3.1      Power and Authority; Authorization; Effect of Transaction.

                  (a) ATC has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, this Amendment; and the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate or other action on the part of ATC, and no other corporate proceedings on the part of ATC (including without limitation the approval of the stockholders of ATC), are necessary to authorize this Amendment. This Amendment has been duly executed and delivered by ATC and constitutes the legal, valid and binding obligation of ATC, enforceable in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity. .

                  (b) Except as set forth in Section 4.1(c) of the ATC Disclosure Schedule, neither the execution and delivery by ATC of this Amendment nor the consummation of the Transactions by ATC, nor compliance with the terms, conditions and provisions hereof by ATC:

                           (i) will  conflict  with,  or  result  in a breach or
                  violation of, or constitute a default under, any Organic Document of ATC or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ATC; or

                           (ii) will require ATC to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

                  (c) The Original Agreement has been approved and adopted, and the Merger has been approved, by the ATC Required Vote evidenced by the written consent of the holders of not less than a majority of the issued and outstanding shares of ATC Common Stock pursuant to the provisions of Section 228 of the DCL and the Organic Documents of ATC. ATC will promptly after the execution and delivery of such consent mail the notice required by Section 228 of the DCL to all holders of ATC Common Stock who did not execute such consent.



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                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF ATS

         ATS hereby represents and warrants to ATC as follows (it being understood and agreed by the parties that, except as the context otherwise requires, the representations and warranties of ATS set forth in this Article shall apply to each of its Subsidiaries (including the New ATS Subsidiaries) with the same force and effect as though each of them were named in each Section hereof):

         4.1      Power and Authority; Authorization; Effect of Transaction.

                  (a) ATS has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, this Amendment; and the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate or other action on the part of ATS, and no other corporate proceedings on the part of ATS (including without limitation the approval of the stockholders of ATS), are necessary to authorize this Amendment. This Amendment has been duly executed and delivered by ATS and constitutes the legal, valid and binding obligation of ATS, enforceable in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity.

                  (b) Except as set forth in Section 5.1(c) of the ATS Disclosure Schedule, neither the execution and delivery by ATS of this Amendment nor the consummation of the Transactions by ATS, nor compliance with the terms, conditions and provisions hereof by ATS:

                           (i) will  conflict  with,  or  result  in a breach or
                  violation of, or constitute a default under, any Organic Document of ATS or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ATS; or

                           (ii) will require ATS to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

                  (c) Except as set forth in Section 5.1(c) of the ATS Disclosure Schedule, neither the execution and delivery by ATS of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions by ATS, nor compliance with the terms, conditions and provisions hereof or thereof by ATS:

                           (i) will  conflict  with,  or  result  in a breach or
                  violation of, or constitute a default under, any Organic Document of ATS or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ATS; or


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                           (ii)  will   require   ATS  to  make  or  obtain  any
                  Governmental Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

                  (d) Exhibit B hereto sets forth the names and jurisdictions of organizations of each Subsidiary of ATS, as of the date of this Amendment, which is not set forth in Section 5.1(d) of the ATS Disclosure Schedule (the "New ATS Subsidiaries"). Each of the New ATS Subsidiaries is (i) wholly-owned, (ii) an Entity which is duly organized, validly existing and in good standing under the laws of the respective state of organization, and (iii) duly qualified and in good standing as a foreign corporation or other Entity in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATS. ATS owns, directly or indirectly, all of the outstanding capital stock and equity interests of each of the New Subsidiaries, free and clear of all Liens (except for Permitted Liens or except as set forth on Section 5.1(d) of the ATS Disclosure Schedule), and all such stock or other equity interests has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any New ATS Subsidiary. ATS has delivered to ATC true and correct copies of the Organic Documents of each of the New ATS Subsidiaries, as amended to date.

         4.2 Certain Information. ATS has heretofore furnished to ATC true and correct copies of the Acme Merger Agreement and the Intracoastal Merger Agreement, all to the extent such agreements have been heretofore executed or, to the extent not so executed, the most recent draft thereof.


                                    ARTICLE 5

                                    CONSENTS

         ATC consents and agrees that, anything in the Original Agreement, including without limitation Section 6.6, to the contrary notwithstanding, ATS may (a) enter into and consummate each of the Subsequent Permitted Acquisitions,
(b) enter into agreements with respect to the issue and sale of the PIK Preferred Stock and issue and sell the PIK Preferred Stock, and (c) enter into and consummate each of the agreements and acquisitions and/or construct the communications towers, in each case referred to in Exhibit C. This consent does not include consent to ATS' or the Surviving Corporation's issuance of shares of ATS Class A Common Stock pursuant to a public offering as contemplated by the May 20, 1998 term sheet with respect to the PIK Preferred Stock.


                                    ARTICLE 6

                               GENERAL PROVISIONS

         6.1 Incorporation by Reference. The provisions of Article 9 of the Original Agreement are incorporated herein by reference as though they were set forth herein in their entirety.

         6.2 No Other Changes. Except as specifically amended by this Amendment, the Original Agreement shall remain in full force and effect and shall be unaffected hereby.

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


         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                American Tower Systems Corporation


                                By:_____________________________________
                                     Name:  Joseph L. Winn
                                     Title: Chief Financial Officer

                                American Tower Corporation


                                By:______________________________________
                                     Name:  Fred R. Lummis
                                     Title: President




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